                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                                  Luby's Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

Luby's, Inc.

2211 Northeast Loop 410
San Antonio, Texas 78217-4673
210/654-9000
                                                             [LUBY'S, INC. LOGO]
Mailing Address:
P.O. Box 33069
San Antonio, Texas 78265-3069


December 8, 2000


Dear Shareholders:

     You are cordially invited to attend the 2001 Annual Meeting of Shareholders of Luby's, Inc. to be held on Friday, January 12, 2001, at 9:00 a.m., at the Omni San Antonio Hotel, 9821 Colonnade Boulevard, San Antonio, Texas. We hope that you will be able to attend the meeting.

     At this year's shareholders meeting you are being asked to elect three directors, consider nonbinding shareholder proposals, and approve the appointment of Ernst & Young LLP as independent auditors. Your Board of Directors unanimously recommends a vote FOR the director nominees named in the attached Proxy Statement and AGAINST the nonbinding shareholder proposals.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING YOU CAN BE SURE YOUR SHARES ARE REPRESENTED AT THE MEETING BY PROMPTLY SUBMITTING YOUR PROXY BY PHONE, BY INTERNET, OR BY MARKING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

     If you have any questions or comments, please contact us or our proxy solicitors, MacKenzie Partners, Inc. at (800) 322-2885.

     Thank you for your continued support and interest in Luby's.

Sincerely,

/s/ DAVID B. DAVISS

David B. Daviss
Chairman of the Board and
Acting Chief Executive Officer

                                  LUBY'S, INC.
                            2211 NORTHEAST LOOP 410
                                P. O. BOX 33069
                         SAN ANTONIO, TEXAS 78265-3069

      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 12, 2001

To the Shareholders of LUBY'S, INC.

     The 2001 Annual Meeting of Shareholders of Luby's, Inc. will be held at the Omni San Antonio Hotel, 9821 Colonnade Boulevard, San Antonio, Texas, on Friday, January 12, 2001, at 9:00 a.m., local time, for the following purposes:

     (1) To elect three directors to serve until the 2004 Annual Meeting of Shareholders;

     (2) To approve the appointment of independent auditors for the 2001 fiscal year; and

     (3) To act upon the following nonbinding shareholder proposals:


        (a) To request that the Board of Directors take the necessary steps to cause conditions to be added to the Company's cash bonus plans to provide that no bonus will be paid to the Chief Executive Officer unless certain financial or share price conditions are met.


        (b) To request that the Board of Directors take the necessary steps to permit each member of the Board of Directors to have the unfettered right to establish items for inclusion on the agenda of each meeting of the Board of Directors.

        (c) To request that the Board of Directors take the necessary steps to declassify the elections of directors.

        (d) To request that the Board of Directors take the necessary steps to remove all antitakeover provisions.

     Only Shareholders of record at the close of business on November 27, 2000, will be entitled to vote at the meeting or any adjournments.

     A complete list of shareholders entitled to vote at the meeting will be available for inspection at the Company's corporate office at 2211 Northeast Loop 410, San Antonio, Texas, during normal business hours for ten days prior to the meeting. The list also will be available at the meeting.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. WE URGE YOU TO PROMPTLY SIGN, DATE, AND RETURN THE ENCLOSED WHITE PROXY IN THE ENCLOSED ENVELOPE OR TO USE THE TELEPHONE OR INTERNET VOTING PROCEDURES DESCRIBED IN THE ATTACHED PROXY STATEMENT.


     YOUR BOARD OF DIRECTORS ALSO URGES YOU NOT TO SIGN ANY PROXY SENT TO YOU BY THE COMMITTEE OF CONCERNED LUBY'S SHAREHOLDERS (THE "CCLS"). ANY SHAREHOLDER GIVING A PROXY MAY REVOKE IT AT ANY TIME BEFORE THE PROXY IS VOTED BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY, BY SUBMITTING A LATER-DATED PROXY, OR BY ATTENDING THE MEETING AND VOTING IN PERSON. EVEN IF YOU HAVE PREVIOUSLY SIGNED A PROXY SENT TO YOU BY CCLS, YOU CAN REVOKE THAT EARLIER PROXY BY SIGNING, DATING, AND MAILING THE ENCLOSED WHITE PROXY IN THE ENVELOPE PROVIDED OR BY USING THE TELEPHONE OR INTERNET VOTING PROCEDURE OR BY ATTENDING THE MEETING AND VOTING IN PERSON.


Drew R. Fuller, Jr.
Secretary


December 8, 2000

                                  LUBY'S, INC.
                            2211 NORTHEAST LOOP 410
                                P. O. BOX 33069
                         SAN ANTONIO, TEXAS 78265-3069

                                PROXY STATEMENT
                            ------------------------


     This proxy statement and the accompanying WHITE proxy are being furnished in connection with the solicitation by the Board of Directors of Luby's, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the 2001 Annual Meeting of Shareholders on January 12, 2001, or at any adjournment thereof. This proxy statement and the accompanying WHITE proxy are first being mailed to shareholders on or about December 8, 2000. At the meeting, the Board of Directors will propose that you (i) elect Ronald K. Calgaard, Roger R. Hemminghaus and Jimmy W. Woliver to the Board of Directors to serve until the 2004 annual meeting of shareholders, (ii) vote against the nonbinding shareholder proposals described in this proxy statement under the heading "Shareholder Proposals," and (iii) approve the appointment of Ernst & Young LLP as independent auditors for the Company for fiscal 2001.


                                  THE COMPANY

     The Company was restructured into a holding company on February 1, 1997, at which time all of the operating assets were transferred to Luby's Restaurants Limited Partnership, a Texas limited partnership composed of two wholly owned indirect corporate subsidiaries of the Company. All restaurant operations are conducted by the partnership. Unless the context indicates otherwise, the word "Company" as used herein includes the partnership and the consolidated corporate subsidiaries of Luby's, Inc.

                               VOTING AND PROXIES


     Only holders of record of common stock of the Company at the close of business on November 27, 2000, will be entitled to vote at the meeting. There were 22,420,375 shares of common stock outstanding on the record date. Each share of common stock outstanding is entitled to one vote. A majority of the shares outstanding will constitute a quorum at the meeting.



     You may ensure that your shares are voted at the meeting in accordance with your Board's recommendations by submitting your instructions by phone by calling 1-800-PROXIES or by Internet by visiting the website www.voteproxy.com or by completing, signing, dating, and returning the enclosed WHITE proxy in the envelope provided. Submitting your instructions by any of these methods will not affect your right to attend the meeting and vote in person. If the WHITE proxy is signed and returned without any direction given, shares will be voted in accordance with the recommendations of the Board of Directors as described in this proxy statement. Any shareholder giving a proxy may revoke it at any time before the proxy is voted by giving written notice of revocation to the Secretary of the Company, by submitting a later-dated proxy, or by attending the meeting and voting in person.



     When you vote by telephone or Internet, simply follow the instructions provided. You will need to provide your control number from your proxy card to vote by either of these methods. If your shares are held in the name of a bank or broker, follow the voting instructions you receive on your proxy card.


     The election of nominees for director requires a plurality of the votes cast. Approval of the appointment of auditors requires the affirmative vote of a majority of the shares present at the meeting in person and by proxy. Adoption of each of the shareholder proposals described herein requires the affirmative vote of a majority of the shares present at the meeting in person and by proxy. Abstentions and broker nonvotes will be included in determining the presence of a quorum at the meeting. Broker nonvotes will not be included in determining the number of votes cast on any matter.

     The Board of Directors is soliciting votes FOR the Board's nominees, Ronald
K. Calgaard, Roger R. Hemminghaus, and Jimmy W. Woliver for election to the Board of Directors, FOR approval of the appointment of Ernst & Young LLP as its auditors and AGAINST the Shareholder Proposals. The Board has provided telephonic and Internet voting procedures and a WHITE proxy for your use. The Board of Directors urges you to use the telephone or Internet voting procedures or to complete, sign, date, and return the WHITE proxy.


     If you have any questions, or need any assistance in voting your shares, please call 1-800-322-2885 and our proxy solicitors will be happy to help you.


     THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY ANY INSURGENT GROUP OF SHAREHOLDERS, INCLUDING THE ONE CALLING THEMSELVES "The Committee Of Concerned Luby's Shareholders." IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE THAT PROXY BY SUBMITTING YOUR INSTRUCTIONS USING THE TELEPHONE OR INTERNET VOTING PROCEDURES OR BY DELIVERING A LATER DATED WHITE PROXY IN THE ENCLOSED ENVELOPE OR BY ATTENDING THE MEETING AND VOTING IN PERSON.



     Remember, it will not help your Board to return the Committee's proxy or any other insurgent's proxy with a vote to "abstain." Do not return any card sent to you by the Committee. The only way to support your Board of Directors' nominees is to vote "FOR" those nominees using the telephone or Internet procedures included in this package or by using a WHITE proxy.


     If your shares are held in the name of a bank, broker, or other nominee, only your bank, broker, or other nominee can vote your shares and only upon your specific instructions. Please contact the person responsible for your account and instruct him or her to vote the WHITE proxy as soon as possible.

                         ELECTION OF DIRECTORS (ITEM 1)


     The shareholders elect approximately one-third of the members of the Board of Directors annually. The Board is divided into three classes, as nearly equal in number as possible, with the members of each class serving three-year terms. The Board is currently comprised of 11 members. The Board has reduced the total number of directors to 9, effective as of January 12, 2001, with three directors in each of the classes whose terms will expire in 2002, 2003, and 2004, respectively.



     The terms of Ronald K. Calgaard, Lauro F. Cavazos, Roger R. Hemminghaus, John B. Lahourcade, and George H. Wenglein will expire at the 2001 Annual Meeting. Messrs. Cavazos, Lahourcade and Wenglein are not eligible under the Company's Corporate Governance Guidelines to stand for reelection because of their ages. Mr. Hemminghaus was elected in 1999 for a three-year term. In November 2000 he resigned and was reelected by the Board to serve until January 2001 in order to equalize the number of directors in each class.



     The persons who have been nominated by the Board of Directors for election as directors to serve until the 2004 Annual Meeting of Shareholders and until their successors are duly elected and qualified are Ronald K. Calgaard, Roger R. Hemminghaus, and Jimmy W. Woliver. The Board of Directors recommends a vote FOR these nominees.



     Each of the Board's nominees has indicated a willingness to serve as directors, but should any of them decline or be unable to serve, WHITE proxies may be voted for another person nominated as a substitute by the Board of Directors.



     Pursuant to the Company's bylaws, the Company has been notified by various shareholders that the shareholders providing such notices intend to nominate Les Greenberg, Thomas Palmer, Elisse Freeman, and Davis Simpson for election as directors at the 2001 Annual Meeting. A small group of shareholders, including the shareholders who gave notice of their intention to make nominations, calling themselves "The Committee of Concerned Luby's Shareholders," has filed preliminary proxy materials indicating that they will solicit your vote for Mr. Greenberg, Mr. Palmer, and Mrs. Freeman and for approval of the shareholder proposals described in this Proxy Statement.

NOMINEES FOR ELECTION TO TERMS EXPIRING IN 2004

     RONALD K. CALGAARD is Chief Operating Officer of Austin Calvert & Flavin, Inc., investment advisors (since January 2000). He was President of Trinity University from 1979 to 1999. He is 63 and has been a director of the Company since 1998. He is a member of the Audit Committee. He is a director of Plymouth Commercial Mortgage Company, Valero Energy Corporation, and The Trust Company, N.A.

     ROGER R. HEMMINGHAUS is Chairman Emeritus of Ultramar Diamond Shamrock Corporation (since January 2000). He was Chairman of the Board and a director of Ultramar Diamond Shamrock Corporation prior to 2000, where he also served as Chief Executive Officer until 1999 and as President until 1996. He is 64 and has been a director of the Company since 1989. He is Chairman of the Compensation Committee and a member of the Executive Committee and the Corporate Governance Committee. He is Chairman of the Federal Reserve Bank, Eleventh District, and a director of billserv.com, Tandy Brand Accessories Corp., CTS Corporation, Excel Energy, Inc., and Southwest Research Institute.

     JIMMY W. WOLIVER is a retired former officer of the Company. He was Senior Vice President-Operations from 1995 to 1997 and Vice President-Operations from 1987 to 1995. He was Area Vice President from 1983 to 1987 and served in various positions in restaurant management for the Company from 1964 to 1983. He is 63.

INCUMBENT DIRECTORS WHOSE TERMS EXPIRE IN 2002

     JUDITH B. CRAVEN is a Physician Administrator (since                ). She
was President of United Way of the Texas Gulf Coast from 1992 to 1998. She is 55 and has been a director of the Company since 1998. She is a member of the Compensation Committee. She is a director of A.H. Belo Corporation, Compaq Computer Corp., Sysco Corporation, and Valic Corp.

     DAVID B. DAVISS is Chairman of the Board of the Company (since 1997). He is Acting Chief Executive Officer of the Company (since September 2000) and served in the same capacity from May to October 1997. He is 64 and has been a director of the Company since 1984. He is Chairman of the Executive Committee and a member of the Corporate Governance Committee. He is an advisory director of Austin Trust Company and a director of Bartlett Cocke, Inc.


     ARTHUR R. EMERSON is Chairman/CEO of Groves Rojas Emerson, an advertising and public relations firm (since June 2000). Prior to that he was Vice President and General Manager of the Texas Stations of the Telemundo television network. He is 56 and has been a director of the Company since 1998. He is a member of the Audit Committee. He is a director of USAA Federal Savings Bank.


INCUMBENT DIRECTORS WHOSE TERMS EXPIRE IN 2003

     ROBERT T. HERRES is Chairman of USAA, insurance and financial services (since 1993). He was formerly Chief Executive Officer of USAA from 1992 to 2000. He is 68 and has been a director of the Company since January 1999. He is a member of the Compensation Committee. He is a retired General (USAF) and was formerly Vice Chairman of the Joint Chiefs of Staff. He is a director of Logistics Management, Inc.


     WALTER J. SALMON is Emeritus Professor, Harvard Graduate School of Business Administration (since 1996). Prior to that he was the Stanley Roth, Sr. Professor of Retailing, Harvard Graduate School of Business Administration. He is 70 and has been a director of the Company since 1979. He is a member of the Audit Committee and the Corporate Governance Committee. He is a director of Circuit City Stores, Inc.; Cole National Corporation; The Neiman Marcus Group; Harrah's Entertainment, Inc.; Petsmart, Inc.; The Quaker Oats Company; and Tufts Associated Health Plans, Inc. Under the Company's Corporate Governance Guidelines, Dr. Salmon was required to tender his resignation as a director upon reaching age 70. His resignation was tendered, but the Board declined to accept it and requested that he serve the remainder of his elected term.

     JOANNE WINIK is President, General Manager, and a director of KLRN-TV, San Antonio's Pubic Broadcasting Service affiliate (since 1978). She is 60 and has been a director of the Company since 1993. She is Chairman of the Corporate Governance Committee. She is a director of PBS (Public Broadcasting System).

                 OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY

     According to information furnished by the persons concerned, each director, each nominee for director, the five most highly compensated executive officers, and all directors and executive officers of the Company as a group, owned beneficially the indicated number and percentage of outstanding shares of common stock of the Company as of November 27, 2000:

                                                                 SHARES
                                                              BENEFICIALLY    PERCENT
NAME(1)                                                          OWNED        OF CLASS
-------                                                       ------------    --------
Laura M. Bishop(2)..........................................      41,552        0.19%
Ronald K. Calgaard(3).......................................       6,142        0.03%
Lauro F. Cavazos(4).........................................      16,117        0.07%
Judith B. Craven(5).........................................       5,571        0.02%
Alan M. Davis(6)............................................      42,830        0.19%
David B. Daviss(7)..........................................      14,692        0.07%
Arthur R. Emerson(8)........................................       7,308        0.03%
Raymond C. Gabrysch(9)......................................      50,605        0.23%
Clyde C. Hays III(10).......................................      60,848        0.27%
Roger R. Hemminghaus(11)....................................      18,100        0.08%
Robert T. Herres(12)........................................       7,759        0.03%
John B. Lahourcade(13)......................................     189,405        0.84%
Barry J.C. Parker(14).......................................     135,000        0.60%
Walter J. Salmon(15)........................................      12,335        0.06%
George H. Wenglein(16)......................................     737,000        3.29%
Joanne Winik(17)............................................      12,995        0.06%
Jimmy W. Woliver(18)........................................      20,416        0.09%
All directors and executive officers of the Company, as a
  group(19).................................................   1,397,938        6.15%

---------------
 (1) Except as indicated in these notes, each person in the table owns directly the number of shares indicated and has the sole power to vote and to dispose of such shares. Shares of phantom stock held by nonemployee directors cannot be voted or disposed of until the phantom stock is converted into common stock when the holder ceases to be a director.

 (2) The shares shown for Ms. Bishop include 7,460 shares held in custodial accounts and 34,092 shares which she has the right to acquire within 60 days under the Company's stock option plans.

 (3) The shares shown for Dr. Calgaard include 2,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan and 4,142 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan.

 (4) The shares shown for Dr. Cavazos include 12,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan and 2,567 shares which he has the right to acquire within 60 days under the Nonemployee Director Phantom Stock Plan.

 (5) The shares shown for Dr. Craven are held for her benefit in a custodial account. The shares shown include 2,000 shares which she has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan and 2,071 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan.

 (6) The shares shown for Mr. Davis include 5,790 shares held in custodial accounts and 37,040 shares which he has the right to acquire within 60 days under the Company's stock option plans.

 (7) The shares shown for Mr. Daviss are held for his benefit in custodial accounts and include 989 shares held by a 401(k) custodian. The shares shown include 8,666 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan.

 (8) The shares shown for Mr. Emerson include 3,237 shares held jointly with his wife in a custodial account. The shares shown include 2,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan and 2,071 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan.

 (9) The shares shown for Mr. Gabrysch include 7,335 shares held in custodial accounts and 35,950 shares which he has the right to acquire within 60 days under the Company's stock option plans.

(10) The shares shown for Mr. Hays include 16,118 shares held in custodial accounts and 43,450 shares which she has the right to acquire within 60 days under the Company's stock option plans.

(11) The shares shown for Mr. Hemminghaus are held for his benefit in a custodial account. The shares shown include 8,666 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan and 5,134 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan.

(12) The shares shown for Gen. Herres include 4,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan and 1,973 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan.

(13) The shares shown for Mr. Lahourcade include 1,125 shares held jointly with his wife.

(14) The shares shown for Mr. Parker include 22,500 shares held in custodial accounts and 92,500 shares which he has the right to acquire within 60 days under the Company's stock option plans.

(15) The shares shown for Dr. Salmon are held for his benefit in an individual retirement account. The shares shown include 5,333 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan and 2,567 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan.

(16) The shares shown for Mr. Wenglein include 7,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan.

(17) The shares shown for Ms. Winik are held for her benefit in a custodial account. The shares shown include 5,333 shares which she has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan and 5,103 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan.

(18) The shares shown for Mr. Woliver are held for his benefit in a custodial account.

(19) The shares shown for all directors and executive officers as a group include 315,281 shares which they have the right to acquire within 60 days under the Company's benefit plans and 25,628 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan.

                INFORMATION CONCERNING DIRECTORS AND COMMITTEES

MEETINGS AND COMPENSATION OF DIRECTORS

     During the fiscal year ended August 31, 2000, the Board of Directors held seven meetings. Each nonofficer director is paid an annual retainer of $20,000 plus a meeting fee of $1,500 per day for each meeting of the Board of Directors which he or she attends and a meeting fee of $1,000 per day for each meeting of any Board committee which he or she attends (except that the meeting fee for the chair of the committee is $1,200 per day). The Company has standing Audit, Compensation, and Corporate Governance committees.

NONEMPLOYEE DIRECTOR STOCK OPTIONS

     Under the Company's Nonemployee Director Stock Option Plan as amended and restated (the "Option Plan"), nonemployee directors are periodically granted nonqualified options to purchase shares of the Company's common stock at an option price equal to 100% of fair market value on the date of grant. Each option terminates upon the expiration of ten years from the date of grant or one year after the optionee ceases to be a director, whichever first occurs. An option may not be exercised prior to the expiration of one year from the date of grant, subject to certain exceptions specified in the Option Plan.

     Pursuant to the provisions of the Option Plan, options were granted on January 14, 2000, to Ronald K. Calgaard, Lauro F. Cavazos, Judith B. Craven, Arthur R. Emerson, Roger R. Hemminghaus, Walter J. Salmon, George H. Wenglein, and Joanne Winik for 2,000 shares each, and to Robert T. Herres for 4,000 shares, at an option price of $10.8125 per share.

NONEMPLOYEE DIRECTOR PHANTOM STOCK PLAN

     Under the Company's Nonemployee Director Phantom Stock Plan (the "Phantom Stock Plan"), nonemployee directors may elect to defer all or a portion of their director retainer fees into a phantom share account which is credited with dollar amounts in the form of phantom shares priced at current market value of the Company's common stock. The phantom share accounts are also credited with dollar amounts equal to dividends paid on the common stock. When a participant ceases to be a director, the number of phantom shares in his or her account is converted into an equal number of shares of the Company's common stock.

AUDIT COMMITTEE

     The Audit Committee of the Board of Directors, which currently consists of Lauro F. Cavazos (Chairman), Ronald K. Calgaard, Arthur R. Emerson, and Walter
J. Salmon, met three times during the 2000 fiscal year. All members of the Audit Committee are independent as that term is defined in Section 303.01 of the listing standards of the New York Stock Exchange. The primary functions of the Audit Committee are to provide guidance and assistance to the Board of Directors in fulfilling its responsibility to the shareholders, potential shareholders, and the investment community relating to corporate accounting, reporting practices, the quality and integrity of the Company's financial reports, and the maintenance of an effective control environment that supports appropriate business practices. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee Charter, as amended May 18, 2000, is attached to this proxy statement as Appendix A.

AUDIT COMMITTEE REPORT

     The primary responsibility of the Audit Committee (the "Committee") is to oversee the financial reporting process on behalf of the Board of Directors (the "Board") and report the results of its activities to the Board. Management is responsible for preparing the financial statements, and the outside auditor is responsible for auditing those financial statements.


     In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management and the outside auditors, including their judgment about the quality and appropriateness of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, the Committee discussed any matter required to be communicated under generally accepted auditing standards. The Committee also discussed with the outside auditors the auditors' independence from management and the Company including the matters in the formal written statement required by the Independence Standards Board.


     The Committee discussed with the Company's internal auditors and outside auditors the overall scope and plans for their respective audits. The Committee met separately with the internal auditors and the outside auditors, with and without management present, to discuss the results of their examinations, including the integrity, adequacy, and effectiveness of the accounting and financial reporting processes and controls.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended August 31, 2000, for filing with the Securities and Exchange Commission. Based upon the recommendation of the Committee, the Board has appointed Ernst & Young LLP as the Company's outside auditors for the 2001 fiscal year.

                           Members of the Committee:

                           Lauro F. Cavazos, Chairman
                               Ronald K. Calgaard
                               Arthur R. Emerson
                                Walter J. Salmon

CORPORATE GOVERNANCE COMMITTEE

     The Corporate Governance Committee of the Board of Directors currently consists of Joanne Winik (Chairman), Lauro F. Cavazos, David B. Daviss, Roger R. Hemminghaus, and Walter J. Salmon. The Corporate Governance Committee met two times during the 2000 fiscal year. The functions of the Corporate Governance Committee are to define and review the responsibilities of the Board of Directors relating to corporate governance; to review and recommend changes in the Corporate Governance Guidelines; to monitor compliance with the guidelines; to review corporate citizenship issues; to make recommendations concerning the size of the Board and its committee structure; to consult with the Board regarding committee assignments; to identify skills and characteristics needed by Board candidates; to recommend Board candidates; to decide issues relating to independence and conflicts of interest; to consider periodically the appropriateness of continued Board service; and to make recommendations concerning director compensation.

COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors currently consists of Roger R. Hemminghaus (Chairman), Judith B. Craven, and Robert T. Herres. The Compensation Committee met four times during the 2000 fiscal year. The functions of the Compensation Committee are to review and make recommendations to the Board of Directors concerning compensation and incentives for the Chief Executive Officer and certain officers, to review and approve the compensation program for non-senior level officers, to review and make recommendations concerning employee benefits and employee benefit plans, to ensure annual evaluation of the performance of senior officers, to review succession and development plans, and to review compliance with laws and regulations relating to employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The only persons who served as members of the Compensation Committee of the Board of Directors during the 2000 fiscal year were Ronald K. Calgaard, Judith
B. Craven, Roger R. Hemminghaus, and Robert T. Herres, none of whom is an officer or employee, or a former officer or employee, of the Company.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors (the "Committee") presents the following report on executive compensation. The report describes the Company's executive compensation programs and the bases on which the Committee made compensation decisions for fiscal 2000 with respect to the Company's executive officers, including those named in the compensation tables.

COMPENSATION OBJECTIVES

     The Committee conducts an annual review of the Company's executive compensation program. The objectives of the executive compensation program include the following:

     - To offer fair and competitive base salaries consistent with the Company's position in the foodservice industry;

     - To reward executives for corporate and individual performance through an annual incentive bonus program;

     - To encourage future performance through the use of long-term incentives such as stock options; and

     - To encourage executives to acquire and retain ownership of the Company's common stock.

     The Company's executive compensation program is designed to enable the Company to attract, retain, and motivate the highest quality of management talent. To achieve this objective, the Committee has developed a compensation program which combines annual base salaries with annual and long-term incentives tied to corporate performance and to increases in shareholder value.

ANNUAL BASE SALARIES

     The Committee annually establishes the base salaries to be paid to the Company's executive officers during the coming year, subject to approval by the Board of Directors. In setting base salaries, the Committee takes into account several factors, including the executive's experience, responsibilities, management abilities, and job performance, as well as performance of the Company as a whole and competitive compensation data.

ANNUAL INCENTIVE BONUSES

     The Company's Annual Incentive Bonus Plan for executive officers and other key personnel links annual cash incentive payments to the attainment of predetermined earnings per share goals established by the Committee and approved by the Board of Directors. Eligible executives are assigned threshold, target, and maximum bonus levels as a percentage of base salary, based upon the executive's responsibility level and the achievement of earnings per share targets.


     On October 15, 1999, the Committee recommended, and the Board of Directors adopted, an Executive Bonus Plan for fiscal 2000, in which the chief executive officer and the four most highly compensated executive officers (the "Named Officers") were eligible to participate. The plan provided for the payment of cash bonuses determined by achievement of goals based upon earnings per share and comparable store sales and upon achievement of strategic objectives. No bonuses were paid under such plan for fiscal 2000 to the Named Officers.


     Based upon the recommendation of the Committee, the Board of Directors on October 26, 2000, adopted an Incentive Bonus Plan for fiscal 2001, in which the Named Officers and certain other officers of the Company are eligible to participate. Such plan provides for the payment of cash bonuses determined solely by achievement of goals based upon earnings per share.

STOCK OPTIONS

     The Committee normally grants incentive stock options annually to eligible executive officers and other key employees. The options, which are granted at 100% of market price on the date of grant, are usually for six-year terms. The number of option shares granted each year is normally determined by a formula based upon the executive's responsibility level and base salary. The number of option shares granted will vary based upon position level, with the more senior officers receiving larger grants. The number of option shares held by an executive is not considered in determining stock option awards.

STOCK PURCHASE LOANS


     During January and February 1999, pursuant to Luby's Incentive Stock Plan, the Company guaranteed loans by an institutional lender to several officers, including the Company's president and five senior vice presidents for the purpose of purchasing shares of the Company's common stock. The Named Officers obtaining such loans, the number of shares purchased by each, and the amount of each loan are: Laura M. Bishop -- 5,595 shares for $85,000; Alan M.
Davis -- 5,790 shares for $87,500; Raymond C. Gabrysch -- 5,655 shares for $85,000; Clyde C. Hays III -- 6,600 shares for $100,000; and Barry J.C.
Parker -- 12,000 shares for $180,000. Each of these loans is for a five year
term and bears interest at the rate of    % per year. The shares purchased with
the loan proceeds are non-transferrable until the relevant loan has been repaid.


CHANGE IN CONTROL AGREEMENTS

     Based upon recommendations of the Committee, the Company has entered into Change in Control Agreements with all of the Senior Vice Presidents. The agreements provide for benefits to become effective if a change in control of the Company (as defined therein) occurs and if, within 24 months thereafter, there is involuntary termination of employment unrelated to gross negligence, malfeasance or incompetence, or there is voluntary termination of employment for good reason (as defined therein). Benefits payable under such circumstances include (i) lump sum severance payments equal to two times annual base pay, (ii) lump sum severance payments equal to two times for the average of the short-term incentive bonuses for the prior fiscal year and the target for the year of termination; (iii) continuation of health and welfare benefits for 24 months;
(iv) immediate vesting of all stock options; and (v) other benefits described in the agreements, copies of which are on file with the Securities and Exchange Commission.

DEFERRED COMPENSATION PLAN

     Based upon the recommendation of the Committee, the Board of Directors adopted a Deferred Compensation Plan for all highly compensated employees, including the President and all Senior Vice Presidents. The plan, which became effective June 1, 1999, permits highly compensated employees to defer a portion of their annual compensation into unfunded accounts with the Company. The deferrals mirror the results of a phantom investment portfolio theoretically (but not actually) invested in funds selected by each participant, including a Luby's, Inc. stock fund. A participant's account balance will be paid in cash upon death, termination of employment, change in control of the Company, disability, or retirement.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Barry J.C. Parker was elected President and Chief Executive Officer on October 1, 1997, at which time he entered into a three-year employment contract with the Company providing for a base salary of $360,000 per year. Based upon his performance, the Committee recommended and the Board of Directors approved an increase in Mr. Parker's base salary to $390,000 per year, effective as of March 1, 1999. In October 1999, based on Mr. Parker's efforts to implement the Company's strategic plan, the Company approved a 3% increase in his compensation to $405,000 per year, effective as of November 1, 1999. On July 19, 2000, the Board approved a renewal of Mr. Parker's employment contract for one year commencing October 1, 2000. The contract, as amended, provides that Mr. Parker will be entitled to receive all of his compensation and benefits for a period of one year if his employment is terminated during the term by the Company without cause (as therein defined) or if he terminates his employment during the term for good reason (as therein defined). Mr. Parker resigned as President and Chief Executive Officer on September 25, 2000.

     The Company is currently negotiating the terms of a separation agreement with Mr. Parker.

                           Members of the Committee:

                         Roger R. Hemminghaus, Chairman
                                Judith B. Craven
                                Robert T. Herres

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Barry J.C. Parker resigned as a director and as President and Chief Executive Officer of the Company effective September 25, 2000. David B. Daviss, Chairman of the Board, has assumed the duties of Chief Executive Officer. Mr. Daviss received a salary of $120,000 for the fiscal year ended August 31, 2000. His salary as Acting Chief Executive Officer has been fixed at $30,000 per month.


     John B. Lahourcade, a director of the Company and former President, Chief Executive Officer and Chairman of the Board of Directors of the Company, is employed by the Company as a consultant to provide services to management of the Company upon request at a salary of $7,083 per month under a contract which expires in January 2001.


     James R. Hale was Secretary of the Company from 1980 until his resignation on March 17, 2000. He is a member of the law firm of Cauthorn Hale Hornberger Fuller Sheehan Becker & Beiter, Incorporated. The firm performs legal services for the Company on a regular basis. For services rendered during the fiscal year ended August 31, 2000, the Company paid such firm approximately $340,000. Drew
R. Fuller, Jr., who was elected Secretary of the Company on October 11, 2000, is also a member of such law firm.

     The Company has guaranteed loans to certain officers of the Company as described in "Compensation Committee Report -- Stock Purchase Loans."

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and any persons holding more than ten percent of the Company's common stock to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to provide copies of such reports to the Company. Based upon the Company's review of copies of such reports received by the Company and written representations of its directors and executive officers, the Company believes that during the year ended August 31, 2000, all Section 16(a) filing requirements were satisfied.

                             PRINCIPAL SHAREHOLDERS

     To the knowledge of the Company, no person owned beneficially as of October 31, 2000, more than five percent of the outstanding common stock of the Company.

                             EXECUTIVE COMPENSATION


     The table below contains information concerning annual and long-term compensation of each of the Named Officers for services in all capacities to the Company for the fiscal years ended August 31, 2000, 1999, and 1998. The Company has not yet hired a Chief Executive Officer or Chief Financial Officer. A committee of the Board of Directors has been formed and is actively conducting searches to fill these positions. The Board plans to hire a Chief Executive Officer first and then to select a Chief Financial Officer with assistance from the Chief Executive Officer. David B. Daviss is currently acting as Chief Executive Officer, and Paula Gold-Williams is currently fulfilling the duties normally performed by the Chief Financial Officer.


                           SUMMARY COMPENSATION TABLE

                                                                                           SECURITIES
                                                                 OTHER        RESTRICTED   UNDERLYING
NAME AND                     FISCAL                             ANNUAL          STOCK       OPTIONS/     LTIP        ALL OTHER
PRINCIPAL POSITION            YEAR     SALARY    BONUS(1)   COMPENSATION(2)     AWARDS      SARS(3)     PAYOUTS   COMPENSATION(4)
------------------           ------   --------   --------   ---------------   ----------   ----------   -------   ---------------
Barry J.C. Parker*.........   2000    $402,500   $      0         $0              $0         70,000       $0          $2,034
  President and Chief         1999     375,000     93,500          0               0        106,000        0           3,696
  Executive Officer           1998     330,000    132,000          0               0        170,000        0               0

Laura M. Bishop*...........   2000     185,833          0          0               0         25,000        0           2,034
  Senior Vice President       1999     175,000     28,000          0               0         41,785        0           3,696
  and Chief Financial         1998     165,000     34,000          0               0         20,000        0           4,015
  Officer

Alan M. Davis..............   2000     184,167          0          0               0         25,000        0           2,034
  Senior Vice President -     1999     177,500     27,000          0               0         42,370        0               0
  Development                 1998      43,750      8,750          0               0         25,000        0          25,000

Raymond C. Gabrysch........   2000     184,167          0          0               0         25,000        0           2,034
  Senior Vice President -     1999     175,000     26,000          0               0         41,965        0           3,696
  Operations                  1998     165,000     34,000          0               0         20,000        0           4,015

Clyde C. Hays III..........   2000     204,500          0          0               0         25,000        0           2,034
  Senior Vice President -     1999     201,000     26,000          0               0         44,800        0           3,696
  Operations                  1998     200,000     40,000          0               0         20,000        0           4,015

---------------
 *  These individuals are no longer employed by the Company.

(1) Reflects incentive-based cash bonuses awarded under the Company's Incentive Bonus Plan. Awards are stated as compensation in the year with respect to which the award was earned, even if actually paid in the following year.

(2) Perquisites and other personal benefits received by the executive officers are not included because the aggregate amount of such compensation does not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for any Named Officer.

(3) The Company has not issued any stock appreciation rights to the Named Officers.

(4) Amounts are contributions under the Profit Sharing Plan and employment signing bonuses.

     The following table reports the grant of stock options and stock appreciation rights ("SARs") to the Named Officers during fiscal 2000. Options were granted under the Company's Incentive Stock Plans. The Company has not granted SARs to any of the Named Officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE
                                           % OF TOTAL                                       VALUE AT ASSUMED
                            NUMBER OF     OPTIONS/SARS                                    ANNUAL RATES OF STOCK
                            SECURITIES     GRANTED TO                                      PRICE APPRECIATION
                            UNDERLYING    EMPLOYEES IN     EXERCISE                        FOR OPTION TERM(3)
                           OPTIONS/SARS      FISCAL        OF BASE                        ---------------------
NAME                        GRANTED(1)      YEAR(2)      PRICE ($/SH)   EXPIRATION DATE    5% ($)      10% ($)
----                       ------------   ------------   ------------   ---------------   ---------   ---------
Barry J.C. Parker........     70,000         11.65%        $12.0625       10/14/2005      $287,017    $651,096
Laura M. Bishop..........     25,000          4.16%         12.0625       10/14/2005       102,506     232,534
Alan M. Davis............     25,000          4.16%         12.0625       10/14/2005       102,506     232,534
Raymond C. Gabrysch......     25,000          4.16%         12.0625       10/14/2005       102,506     232,534
Clyde C. Hays III........     25,000          4.16%         12.0625       10/14/2005       102,506     232,534

---------------
(1) Options were granted at fair market value of the common stock on the date of grant. Options may not be exercised during the first 12 months following the date of grant.

(2) Based upon a total of 601,000 options granted to employees in fiscal 2000.

(3) The dollar amounts in these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and should not be considered as a forecast of future stock prices.

     The table below reports exercises of stock options and SARs by the Named Officers during fiscal 2000 and the value of their unexercised stock options and SARs as of August 31, 2000. The stock options were granted under the Company's Incentive Stock Plans. The Company has not granted SARs to any of the Named Officers.

              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                       NUMBER OF
                                                                       SECURITIES        VALUE OF
                                                                       UNDERLYING       UNEXERCISED
                                                                      UNEXERCISED      IN-THE-MONEY
                                                                      OPTIONS/SARS     OPTIONS/SARS
                                            SHARES                     AT FY-END       AT FY-END(1)
                                           ACQUIRED       VALUE       EXERCISABLE/     EXERCISABLE/
NAME                                      ON EXERCISE    REALIZED    UNEXERCISABLE     UNEXERCISABLE
----                                      -----------    --------    --------------    -------------
Barry J.C. Parker.......................      --            $--      92,500/253,500      $0/$0
Laura M. Bishop.........................      --            --       23,082/73,203        0/0
Alan M. Davis...........................      --            --       18,750/73,620        0/0
Raymond C. Gabrysch.....................      --            --       19,400/70,715        0/0
Clyde C. Hays III.......................      --            --       20,600/73,550        0/0

---------------
(1) The value of unexercised options is based on a price of $5.50 per common share at August 31, 2000.

                             DEFERRED COMPENSATION

     The Company's Nonemployee Director Deferred Compensation Plan permits nonemployee directors to defer all or a portion of their directors' fees in accordance with applicable regulations under the Internal Revenue Code. Deferred amounts bear interest at the average interest rate of U.S. Treasury ten-year obligations. The Company's obligation to pay deferred amounts is unfunded and is payable from general assets of the Company.

     Nonemployee directors are permitted to defer all or a portion of their director retainer fees pursuant to the Company's Nonemployee Director Phantom Stock Plan. See the discussion under the caption "Nonemployee Director Phantom Stock Plan."

     The Company has a Supplemental Executive Retirement Plan which is designed to provide benefits for selected officers at normal retirement age with 25 years of service equal to 50% of their final average compensation offset by Social Security, profit sharing benefits, and deferred compensation. Some of the officers designated to participate in the plan have retired and are receiving benefits under the plan. Accrued benefits of all actively employed participants become fully vested upon termination of the plan or a change in control (as defined in the plan). The plan is unfunded, and the Company is obligated to make benefit payments solely on a current disbursement basis.

     The Company has a Deferred Compensation Plan for all of its highly compensated employees, effective as of June 1, 1999, which permits deferral of a portion of annual compensation. See the discussion under the caption "Deferred Compensation Plan."

     The following table illustrates the approximate annual pension that the Named Officers in the Summary Compensation Table would receive under the Supplemental Executive Retirement Plan if the plan remained in effect and the Named Officers retired at age 65 and elected an individual life annuity:

                               PENSION PLAN TABLE

                                                     YEARS OF SERVICE
                                             --------------------------------
FINAL AVERAGE EARNINGS                          15          20          25
----------------------                       --------    --------    --------
$150,000...................................  $ 45,000    $ 60,000    $ 75,000
 300,000...................................    90,000     120,000     150,000
 450,000...................................   135,000     180,000     225,000
 600,000...................................   180,000     240,000     300,000

     Amounts shown as "final average earnings" in this table represent the average of the last five years of compensation, which is substantially the same as the total of salary, bonus, and LTIP payouts as shown in the Summary Compensation Table for the Named Officers. As of November 30, 2000, the credited years of service under the Supplemental Executive Retirement Plan for Barry J.C. Parker, Laura M. Bishop, Alan M. Davis, Raymond C. Gabrysch, and Clyde C. Hays III, are 5, 8, 2, 26, and 27, respectively. The annual benefit amounts shown above are subject to an offset by benefits payable under the profit sharing plan and Social Security. Net benefits under the plan are prorated by credited years of service less than 25; after 25 years of service, the net benefits are unchanged.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's common stock for the five fiscal years ended August 31, 2000, with the cumulative total return on the S&P SmallCap 600 Index and an industry peer group index. The peer group index is comprised of Bob Evans Farms, Inc.; Buffets, Inc.; Furr's Restaurant Group, Inc.; Piccadilly Cafeterias, Inc.; Ryan's Family Steakhouses, Inc.; Shoney's, Inc.; Sizzler International, Inc.; and Vicorp Restaurants, Inc. These companies are multiunit family restaurant operators in the mid-price range with similar stock market capitalization.

     The cumulative total shareholder return computations set forth in the performance graph assume the investment of $100 on August 31, 1995, and the reinvestment of all dividends. The returns of each company in the peer group index have been weighted according to the respective company's stock market capitalization.

                          FIVE-YEAR CUMULATIVE RETURN

                               PERFORMANCE GRAPH

                                            YEARS ENDED AUGUST 31,
                       1995        1996        1997        1998        1999        2000
                       ----------------------------------------------------------------
Luby's, Inc.           $100        123         106          86          79          35
Peer Group             $100         90          93          90          90          81
S&P SmallCap 600       $100        113         152         129         160         206

                        APPOINTMENT OF AUDITORS (ITEM 2)

     The Board of Directors of the Company has appointed the firm of Ernst & Young LLP to audit the accounts of the Company for the 2001 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     Approval of the appointment of auditors is not a matter which is required to be submitted to a vote of shareholders, but the Board of Directors considers it appropriate for the shareholders to express or withhold their approval of the appointment. If shareholder approval should be withheld, the Board would consider an alternative appointment for the succeeding fiscal year. The affirmative vote of a majority of the shares present at the meeting in person and by proxy is required for approval. The Board recommends that the shareholders vote FOR approval of the appointment of Ernst & Young LLP.

                             SHAREHOLDER PROPOSALS

     Proponents of four shareholder proposals have stated that they intend to present the following proposals at the Annual Meeting. If the shareholder, or a representative who is qualified under state law, is present and submits his or her proposal for a vote, then the proposal will be voted upon at the Annual Meeting. In accordance with Federal securities regulations, we have included the shareholder proposals plus any supporting statement exactly as submitted by the proponents. To make sure readers can easily distinguish between material provided by the proponents and material provided by the Company, we have put a box around the material provided by the proponents. We are not responsible for the material provided by the proponents. Your Board has recommended a vote against these proposals for broader policy reasons set forth following each proposal. Share holdings of various proposal proponents are reported below as represented to the Company by each proponent.

SHAREHOLDER PROPOSAL (ITEM 3)

     Ms. Paulette D. Greenberg, with an address of 10732 Farragut Drive, Culver City, California 90231, owner of 500 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of her proposal:
          RESOLVED, the Shareholders of Luby's, Inc. request that the Board of Directors take the necessary steps to cause conditions to be added to the terms of Cash Investment Bonus Plans so that no bonus payment will be paid to the Chief Executive Officer from those plans for a fiscal year if either: (1) the Earnings Per Share; or, (2) the Total Sales; or, (3) the year-end market price of common stock of Luby's, Inc. do/does not exceed those respective amounts of the prior fiscal year.

          Management should be fairly compensated and awarded bonus compensation only when it produces results which equal or exceed the prior year's performance.

          Under prior Cash Bonus Incentive Plans, the Chief Executive Officer received cash bonuses of $132,000 (1998) and $93,500 (1999).

          For years 1997, 1998 and 1999: (1) Earnings Per Share were $1.22, $0.22, $1.27, respectively; (2) Total Sales (thousands) were $495,446, $508,871, $501,496, respectively; and, (3) fiscal year-end market prices were $19 11/16, $15 1/4, and $13 3/8, respectively. Under the proposed added conditions to the plans, no bonus would have been paid to the Chief Executive Officer under the Cash Bonus Incentive Plans.

          The proposed additional terms of the Cash Bonus Incentive Plans put the interests of the Chief Executive Officer more in line with those of the Shareholders.

                You are urged to vote IN FAVOR of this proposal.

  BOARD OF DIRECTORS STATEMENT OPPOSING THE PROPOSAL

     Your Board of Directors agrees that the Company's performance should be a component of the compensation of officers, including the chief executive officer, but the proposal described above is contrary to sound compensation practices and the Board of Directors recommends a vote against the proposal.


     The Board has historically placed principal responsibility for recommending for approval by the Board compensation and incentives for the chief executive officer with the Compensation Committee, which is comprised solely of independent directors in accordance with good corporate governance. As discussed
in the report of the Compensation Committee on pages                to
               , the directors consider a number of factors in establishing executive incentives and compensation. The Board of Directors believes that executive compensation levels should not be based on unalterable conditions, but rather on the competitive dynamics of the marketplace. The Board believes that this committee of independent directors is best qualified to measure performance of the officers of the Company, to decide appropriateness and timing of officer compensation, and to consider market conditions and other factors, including comparison with other companies in the restaurant industry, that should affect executive compensation. Adoption of the proposal would unduly restrict the Compensation Committee's ability to consider certain appropriate components of executive compensation. The Compensation Committee and the Board need to retain the discretion to set and adjust the compensation of the chief executive officer in the future based upon all relevant factors, without the restraint of the predetermined conditions called for in this proposal.


     The Company is currently actively searching for a new chief executive officer. A competitive compensation package is essential to recruit, develop, and retain senior executives who have the requisite skills and capabilities. The conditions imposed on the compensation of the chief executive officer under the proposal could unduly inhibit the Company's flexibility in providing compensation arrangements needed to attract, reward and retain a new chief executive officer in a competitive environment. It would not be in the shareholders' best interest to constrain the Company's ability to recruit, incentivize and retain executive talent when other companies competing for executive talent do not adhere to such constraints.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.

SHAREHOLDER PROPOSAL (ITEM 4)

     Mr. Mark R. Johnson, with an address of 4630 Stillbrooke Street, Houston, Texas 77035, owner of 1,200 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:
         RESOLVED, the Shareholders of Luby's, Inc. request that the Board of Directors take the necessary steps to allow each member of the Board of Directors an unfettered right to establish items for inclusion on the agenda for each meeting of the Board of Directors.

         The Luby's, Inc. Corporate Governance Guidelines Amended January 14, 2000 state, in part, "Board Agenda. The CEO in conjunction with the COB. . .will establish and publish an agenda for each meeting of the Board. Board members may suggest items for inclusion on the agenda and, subject to the authority of the COB and the will of the majority, may raise for discussion at any Board meeting subjects not on the agenda."

         Each member of the Board of Directors owes a fiduciary duty to the Shareholders. The Guideline hinders members (other than the COB) from fulfilling those duties. The Guideline effectively enables the CEO and the COB to control Luby's, Inc. by their ability to restrict all topics of discussion by the Board of Directors.

         If only a few members (other than the COB) wish to discuss the CEO's Performance or non-performance, the Guideline prevents the topic from being discussed.

         If a member is not able to suggest a topic worthy of being on the agenda, then the person should not have been elected/appointed to the Board. However, once a person has been elected/appointed to the Board, his/her concerns should be addressed at a meeting of the Board whether or not the COB and/or a majority of the Board agree to place the topic on the agenda.

         Further, even if the COB and a majority of the Board agree at a meeting to discuss a topic not previously on the agenda, the discussion may be ineffective as the members' ability to prepare to discuss the topic will have been very limited or non-existent. The Guideline is undemocratic and causes inefficiency.

         The Guideline stifles all dissent and hinders execution of the fiduciary duties owed to Shareholders. The provision should be abolished.

                You are urged to vote IN FAVOR of this proposal.

  BOARD OF DIRECTORS STATEMENT OPPOSING THE PROPOSAL

     The Board of Directors recommends a vote against this proposal. Adoption of this proposal is unnecessary in the opinion of the Board because it has been substantially implemented. The proposal refers to the provision of the Company's Corporate Governance Guidelines relating to board agendas as in effect January 14, 2000. On July 20, 2000, the Board of Directors of the Company amended the Guidelines to clarify what has always been the policy of the Board -- any director may raise any subject or issue for discussion at any Board meeting. As amended, the Guidelines now provide as follows:

          Board Agendas. The CEO in conjunction with the COB or Lead Director will establish and publish an agenda for each meeting of the Board. Board members may suggest items for inclusion on the agenda and may raise for discussion at any Board meeting subjects not on the agenda.

     Contrary to the proponent's assertion, the requirement of an agenda does not hinder directors from fulfilling their fiduciary duties to shareholders or restrict their ability to raise or discuss any topic. The Board believes that a board meeting agenda should be established and published in advance in order to give all directors an opportunity to properly consider and prepare for topics and issues before each meeting of the Board. The provision gives each director the right to suggest items for inclusion on any board agenda and it does not inhibit the right of directors to raise for discussion at any Board meeting any subject even if it is not on the agenda.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.

SHAREHOLDER PROPOSAL (ITEM 5)

     Mr. Herbert Leslie ("Les") Greenberg, with an address of Post Office Box 5445, Culver City, California 90231-05445, owner of 5,300 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:
         RESOLVED, the Shareholders of Luby's, Inc. request that the Board of Directors take the necessary steps to declassify the elections of Directors by providing that at future Board elections new Directors be elected annually and not by classes as is now provided. The declassification shall be phased in so that it does not affect the unexpired terms of Directors previously elected.

         The election of the Board of Directors is a primary avenue for Shareholders to influence corporate affairs and exert accountability on Management. The great majority of New York Stock Exchange listed corporations elect their Directors each year. The California Public Employees' Retirement Systems, the largest public retirement system in the US and long a leader in the corporate governance movement, has concluded that good corporate governance leads to long-term performance. It, generally, votes in favor of annual election of all directors and against staggered terms.

         If we, Shareholders, feel that any Director or all of the Directors are not working satisfactorily to represent our best interests, we should be able to express our dissatisfaction in a reasonably prompt and effective manner. Now, we only vote upon 1/3 of the 12 Directors each year. Directors, who properly monitor/counsel Management, resulting in continuing improvement to the net profits, product, reputation and employee relations, have nothing to fear from annual voting as to their performance.

         Any opposition would be based upon the paternalistic assumption that the Shareholders are not capable of making quality decisions in their own best interests. Previously heard oppositions and responses are as follows:

         (1) At some unspecified time in the distant past, former Shareholders voted for staggered elections; however, now, the trend is toward corporate democracy and accountability.

         (2) There may be other means to attempt to assure accountability; however, none provides a Shareholder with a better means to directly express his/her/its opinion.

         (3) Director continuity of direction and/or knowledge might to impaired; however, Shareholders are capable of judging for themselves the value of that "direction" and "knowledge" and whether it should continue.

        (4) A "corporate raider" might be more encouraged to make a buy-out offer for the company; however, even if that were to occur, the Board of Directors would still be there to express its opinion on the merits of any buy-out offer and Shareholders could then vote on any proposal.

         (5) It might be more difficult to find candidates for Directors; however, other companies with annual elections of all Directors are able to do so and Shareholders may not want Directors who are not fully committed Shareholder democracy.

        (6) Since the proposal does not order Directors to change the company's system of voting, they can ignore the proposal if it passes; however, such an argument is the moral equivalent of "Let them eat cake." The oppositions are without merit.

                You are urged to vote IN FAVOR of this proposal.

  BOARD OF DIRECTORS STATEMENT OPPOSING THE PROPOSAL

     Your Board of Directors believes that the proposal is not in the best interest of the Company or its shareholders and recommends a vote against the proposal.

     In 1991, the Company's shareholders approved the current classification system for the Board of Directors dividing the Board into three equal or nearly equal classes, each to serve for terms of three years, with one class being elected each year. The Board of Directors believes that directors elected for staggered terms are as accountable to shareholders as they would be if elected annually because the same legal and fiduciary duties and standards of performance apply regardless of the term of service. Similar classified board provisions exist at over half of the companies that make up the Standard & Poor's 500.


     The Board of Directors firmly believes that classification of the Board is in the best interests of the Company and its shareholders because classification gives greater continuity of experience and stability in the management of the business and affairs of the Company. It assures that at least one-third of the directors will be in their third year of service providing in-depth knowledge of the Company. This experience and knowledge contribute to more effective long-range strategic planning and are particularly important given the challenges the Company faces in the current environment of the restaurant industry. Removal of the classified board provision could however make it easier for shareholders to cause a change in the management of the Company.



     A classified board is also desirable to offer some protection to shareholders from takeover tactics that can be highly disruptive to the Company's business and adversely affect the Company's relationships with its employees, customers, and others on which the Company's performance depends, all to the detriment of the shareholders as a whole. The Board of Directors believes that the threat of removal facing the Board in such a situation could severely curtail the Board's ability to negotiate effectively and, in an appropriate case, make it more difficult to achieve full value for the shareholders in any transaction involving the Company. However, elimination of the classified board provision could make it more likely that a given transaction, such as an acquisition of control or tender offer, would be made and that it could be effected even if your Board opposed it. A classified board encourages any potential acquiror to negotiate at arm's length with seasoned and knowledgeable board members who are in a position to negotiate a transaction that is fair to all of the Company's shareholders.


     Although they are being proposed by different shareholders, the shareholder proposal described above (Item 5) is substantially subsumed by the shareholder proposal to remove all anti-takeover provisions (Item 6) discussed below since a classified board may have an anti-takeover effect. If the shareholder proposal described in Item 6 were adopted it would have the same effect on the Company's classified board provision as adoption of the shareholder proposal described in
Item 5 above; however, adoption of the shareholder proposal described in Item 5 would not affect any other anti-takeover provision but adoption of the shareholder proposal described in Item 6 does seek removal of all anti-takeover provisions and thus, is much broader than the shareholder proposal described in
Item 5. Your Board of Directors has recommended that you vote against both proposals.

     Adoption of this advisory proposal will not by itself eliminate the classified Board. To eliminate the classified board under Delaware law and the Company's Certificate of Incorporation would require repeal of the classified board provision in the Company's Certificate of Incorporation, which would require approval of the Board of Directors and the favorable vote, at a future shareholders' meeting, of the holders of at least 80% of the then outstanding shares of voting stock of the Company.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 5.

SHAREHOLDER PROPOSAL (ITEM 6)

     Ms. Anna M. Apanel, with an address of 4630 Stillbrooke, Houston, Texas 77035, owner of 1,200 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of her proposal:
         RESOLVED, the Shareholders of Luby's, Inc. request that the Board of Directors take the necessary steps to remove all anti-takeover provisions.

         California Public Employees' Retirement Systems, the largest public retirement system in the US and long a leader in the corporate governance movement, has concluded that good corporate governance leads to long-term performance. Its Proxy Voting Guidelines state, "Votes will be cast in favor of shareholder proposals asking for the removal of all anti-takeover provisions."

         The real possibility of losing one's position as a Corporate Officer and/or Director should promote accountability to Shareholders. The Board of Directors has caused Luby's to implement barriers to take-over attempts by outsiders, e.g. staggered terms for Directors, shareholder rights plan, golden and tin parachutes. These provisions do not provide for shareholder value, but cause Management and the Directors to be entrenched regardless of their performance.

         Contracts for a term of years, which protect Management until dates certain, can be allowed to expire without being renewed.

         Adequate shareholder protection would remain in place without the use of Management and Board of Director entrenchment provisions. At the time of any take-over offer, Management and the Board of Directors would have the ability to express their opinion(s) to Shareholders as to the merits of an offer. Shareholders would still have the right to vote on any such offer or to sell their shares.

                You are urged to vote IN FAVOR of this proposal.

  BOARD OF DIRECTORS STATEMENT OPPOSING THE PROPOSAL

     The Board of Directors recommends a vote against this proposal. The Board believes that deleting the Company's existing anti-takeover provisions would remove valuable protections for shareholders and eliminate valuable tools designed to protect your interest.

     The Company currently has in effect the following anti-takeover provisions, each of which has been in effect for many years and each of which was submitted to, and approved by, the vote of the shareholders of the Company (with the exception of the "rights plan" and the change in control contracts): a listing agreement with the New York Stock Exchange which requires the approval of a majority of the holders of the Company's common stock to approve the issuance of stock in certain situations; a "rights plan" pursuant to which each holder of the Company's common stock could receive the right to purchase one-half share of stock if a person or group acquires 15% or more of the Company's common stock; a classified board, divided into three classes, each class to be elected every three years for a three-year term; a "fair price provision" which, in certain instances, requires the approval of the holders of 80% of the voting power of the Company's capital stock as a condition to approve certain business combinations with a holder of more than 10% of such stock; lack of a provision authorizing cumulative voting; lack of a provision authorizing shareholder action by written consent in lieu of a meeting; the provisions of Section 203 of the Delaware General Corporate Law, which is applicable to the Company, and which requires the affirmative vote of the Board of Directors of the Company and, in certain cases, two-thirds of the outstanding voting stock of the Company, to approve certain business combinations; and contracts to which the Company is a party which provide for the payment of benefits to certain officers of the Company if there is a change in control of the Company (as defined in such contracts) and the officer is terminated without cause or quits for good cause within two years of such change in control.

     In adopting the Company's anti-takeover measures, the Board's goal was to protect the interest of the Company and all shareholders. These measures are designed to prevent an acquiror from gaining control of the Company without offering all shareholders what the Board believes to be full value of their investment. The anti-takeover measures in place are to counter a wide range of takeover tactics that do not treat all shareholders fairly and equally, and pressure shareholders into disposing of their common stock at less than fair value. In the view of your Board, such tactics include partial and two-tier tender offers as well as certain tender offers or proposals and transactions conditioned upon the acquiror gaining, or approved after the acquiror has gained, control of the Board of Directors. The Company's protective measures do not preclude a corporate takeover but are designed to encourage bidders to negotiate with the Board. The Board believes that this permits the Board to determine whether it believes the acquisition is fair to, and in the best interest of, all shareholders and advise shareholders of its views prior to any change of control. Removal of these provisions may make it easier for shareholders to cause a change in the management of the Company and may make it more likely that an acquisition of control or a tender offer would be made even if such transaction were opposed by the Board or management.


     The Board's commitment has always been, and always will be, to serve the best interest of the Company including by creation of shareholder value. Moreover, the Board's legal responsibilities and duties require it to act in the best interest of the Company, including protecting shareholders' interest. The Board believes that the current anti-takeover provisions enable it to carry out these obligations if faced with a takeover bid.


     Removing the Company's protective measures at this time, as the proponent seeks, would expose the shareholders to the takeover tactics of bidders, remove any incentive for a bidder to approach the Board and possibly deprive the Company of the time to evaluate an offer and to maximize value for all shareholders either through negotiations or development of alternatives.


     Adoption of this advisory proposal will not remove the Company's protective provisions. Eliminating these provisions will take action by the Board of Directors. Furthermore, certain of the provisions are included in the Company's Certificate of Incorporation and cannot be removed by the Board. Their removal would require an amendment to the Certificate of Incorporation adopted by the favorable vote, at a future shareholders' meeting, of the holders of at least 80% of the then outstanding shares of voting stock of the Company.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 6.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Proposals of shareholders for inclusion in the Company's proxy statement and form of proxy for the Company's 2002 Annual Meeting of Shareholders submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received in writing by the Company at its corporate office no later than August 2, 2001. Notice of a shareholder proposal submitted outside the processes of Rule 14a-8 with respect to the Company's 2002 Annual Meeting of Shareholders
will be considered untimely if received by the Company after October   , 2001.

                  DIRECTOR NOMINATIONS FOR 2002 ANNUAL MEETING

     The Company's bylaws provide that candidates for election as directors at an annual meeting of shareholders shall be nominated by the Board of Directors or by any shareholder of record entitled to vote at the meeting, provided the shareholder gives timely notice thereof. To be timely, such notice shall be delivered in writing to the Secretary of the Company at the principal executive offices of the Company not later than 90 days prior to the date of the meeting of shareholders at which directors are to be elected and shall include (i) the name and address of the shareholder who intends to make the nomination, (ii) the name, age, and business address of each nominee, and (iii) such other information with respect to each nominee as would be required to be disclosed in a proxy solicitation relating to an election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934.

                               PROXY SOLICITATION

     The cost of soliciting proxies will be borne by the Company. The Company
currently estimates that it will spend a total of approximately $          for
its solicitation of proxies. This estimates excludes salaries and wages of regular employees and officers and normal expenses of an uncontested proxy
solicitation for the election of directors. As of             , 2000, the
Company had incurred proxy solicitation expenses of approximately
$               . The transfer agent and registrar for the Company's common stock, American Stock Transfer & Trust Company, as a part of its regular services and for no additional compensation other than reimbursement for out-of-pocket expenses, has been engaged to assist in the proxy solicitation. The Company has also retained the proxy solicitation firm of MacKenzie Partners,
Inc. at estimated fees of $          , plus reasonable out-of-pocket expenses to
participate in the solicitation of proxies and revocations. The Company has also agreed to indemnify MacKenzie Partners, Inc. against certain liabilities and
expenses. The Company estimates that approximately                employees of
MacKenzie Partners, Inc. will be involved in the solicitation of proxies and revocations on behalf of the Company. Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or by meetings with, shareholders or their representatives by directors, officers, and other employees of the Company who will receive no additional compensation therefor.

     The Company requests persons such as brokers, nominees, and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company reimburses such persons for their reasonable expenses.

                INFORMATION CONCERNING DIRECTORS OF THE COMPANY
                            WHO MAY SOLICIT PROXIES

     Under applicable SEC rules, the following individuals, all of whom are directors or nominees for director of the Company, may be deemed to be participants in the solicitation of proxies on behalf of the Company: David B. Daviss (Chairman of the Board of Directors and acting Chief Executive Officer of the Company, 2211 Northeast Loop 410, San Antonio, TX 78217), Judith B. Craven (Physician Administrator), Arthur R. Emerson (Chairman and Chief Executive Officer of Groves Rojas Emerson, an advertising and public relations firm, 314
E. Commerce, Suite 800, San Antonio, TX 78205), Roger R. Hemminghaus (Chairman Emeritus of Ultramar Diamond Shamrock Corporation, 15750 IH 10 West, Suite 200, San Antonio, TX

78249), Robert T. Herres (Chairman of USAA, insurance and financial services, 9800 Fredericksburg Road, San Antonio, TX 78288), Walter J. Salmon (Emeritus Professor, Harvard Graduate School of Business, Soldiers Field Road Cumnock 300, Boston, MA 02163), Joanne Winik (President, General Manager and a director of KLRN-TV, San Antonio, Texas, 501 Broadway, San Antonio, TX 78215), Ronald K. Calgaard (Chief Operating Officer of Austin Calvert & Flavin, Inc., investment advisors, 112 East Pecan Street, Suite 2800, San Antonio, TX 78205), Lauro F. Cavazos (Professor of Family Medicine and Community Health, Tufts University School of Medicine, 173 Annursnac Hill Road, Concord, MA 01742), John B. Lahourcade (Investor and retired Chairman of the Board of Directors of the Company), George H. Wenglein (retired Chairman of the Board of Directors and a founder of the Company) and Jimmy W. Woliver (retired).

     The number of shares of common stock of the Company owned by each participant are set forth in the table under "Ownership of Equity Securities of the Company." Except as otherwise disclosed in this proxy statement, the shares set forth in that table opposite such participant's name are owned of record and beneficially by such participant. Within the past two years, none of the participants has purchased or sold any shares of common stock of the Company except that the following directors have purchased shares as follows: Dr.
Craven -- 1,000 shares on October 29, 1999; Mr. Emerson -- 100 shares on April 14, 2000, 900 shares on May 30, 2000 and 1,000 shares on November 15, 2000; Mr. Hemminghaus -- 200 shares on January 19, 2000; and Gen. Herres -- 1,786 shares on January 20, 2000, and Mr. Woliver has sold shares as follows -- 500 shares on May 3, 1999, 500 shares on May 4, 1999, and 2,000 shares on May 12, 1999.

     Except as described in this proxy statement, none of the participants nor any of their respective affiliates or associates (together, the "participant affiliates") (i) directly or indirectly beneficially owns any securities of the Company or (ii) has had any relationship with the Company in any capacity other than as a shareholder, employee, officer or director. Furthermore, except as described in this proxy statement, no participant or participant affiliate is or was either a party to any transaction or series of transactions since the beginning of fiscal 1999 or has knowledge of any currently proposed transaction or series of transactions (i) to which the Company was or is to be a party, (ii) in which the amount involved exceeds $60,000 and (iii) in which any participant or participant affiliate had or will have a direct or indirect material interest. Except as described in this proxy statement, no participant or participant affiliate has entered into any agreement or understanding with any person respecting any (i) future employment by the Company or its affiliates or
(ii) any transaction to which the Company or any of its affiliates will or may be a party. Except as described in this proxy statement, there are no contracts, arrangements or understandings by any participant or participant affiliate within the past year with any person with respect to any securities of the Company.

                                 OTHER MATTERS

     No business other than the matters set forth in this proxy statement is expected to come before the meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company.

                                          Luby's, Inc.

                                          --------------------------------------
                                          Drew R. Fuller, Jr.
                                          Secretary


Dated: December 8, 2000

                                   APPENDIX A

                                  LUBY'S, INC.

                            AUDIT COMMITTEE CHARTER
                              AMENDED MAY 18, 2000

ORGANIZATION

     There shall be a committee of the Board of Directors (Board) to be known as the Audit Committee (Committee) composed of no less than three or more than five directors, all of whom are independent of management and are free of any relationship that, in the opinion of the Board, would interfere with the exercise of their independence from management and the Company. In addition, all Committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise. Members of the Committee and the chairman will be selected by Board vote immediately following the annual shareholders' meeting. The Board can make additions to the Committee during the year or replace members who resign or who, in the opinion of the Board, are no longer considered independent. The Committee shall meet at least two times each year, and special meetings will be called by the chairman, as circumstances require.

STATEMENT OF POLICY

     The Committee shall provide guidance and assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders, and the investment community relating to corporate accounting, reporting practices, the quality and integrity of the Company's financial reports, and the maintenance of an effective control environment that supports appropriate business practices. In so doing, it is the responsibility of the Committee to maintain free and open communications between the Committee, the outside auditor, the internal auditors, and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and has the power to retain outside counsel, or other experts for this purpose.

RESPONSIBILITY

     The primary responsibility of the Committee is to oversee the financial reporting process on behalf of the Board and report the results of its activities to the Board. Management is responsible for preparing the financial statements, and the outside auditor is responsible for auditing those financial statements. In carrying out the responsibilities specified in this Charter, the Committee will, of necessity, rely upon management, the Company's internal auditors and the outside auditor to furnish comprehensive and accurate financial information and to ensure that the financial statements are in accordance with generally accepted accounting principles.

PROCESSES AND ACTIVITIES

     The following shall be the primary recurring processes and activities of the Committee in carrying out its oversight responsibilities. These processes are set forth as a guide, and additional processes may be supplemented as deemed appropriate.

     The Committee shall review and reassess this Charter, which governs the operations of the Audit Committee, at least annually and submit the Charter to the Board for approval. The Charter shall be published at least every three years in accordance with SEC regulations.

     The Committee shall have a clear understanding with management and the outside auditor that the outside auditor for the Company is ultimately accountable to the Board and the Committee. The Committee shall review the independence and performance of the outside auditor and annually recommend to the Board the appointment of the outside auditor or approve the discharge of the outside auditor where circumstances warrant. The Committee shall approve any partner responsible for the engagement that is assigned to the Company's account.

     The Committee is responsible for ensuring that the outside auditor submits on a periodic basis to the Committee a formal written statement delineating all relationships between the outside auditor and the Company. The Committee is responsible for actively engaging in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor and for recommending that the Board take appropriate action in response to the outside auditor's report to satisfy itself of the outside auditor's independence.

     The Committee shall discuss with the internal auditors and the outside auditor the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. The Committee shall discuss with management, the internal auditors, and the outside auditor the integrity, adequacy, and effectiveness of the accounting and financial reporting processes and controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. In addition, the Committee shall meet separately with the internal auditors and the outside auditor, with and without management present, to discuss the results of their examinations.

     The Committee shall ensure that the outside auditor performs timely reviews of the interim financial statements. Also, the Committee shall discuss with management and the outside auditor the Company's quarterly financial results prior to release of earnings and any matters required to be communicated under generally accepted auditing standards prior to the filing of the Company's quarterly report on Form 10-Q. The chairman of the Committee may represent the entire Committee for the purposes of this discussion.

     The Committee shall review with management and the outside auditor the financial statements to be included in the Company's Annual Report on Form 10-K, including their judgment about the quality and appropriateness of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee under generally accepted auditing standards.

     At least annually, the Committee shall meet with the Company's legal counsel to discuss legal matters that could have a significant impact on the financial statements.

     The Committee shall meet regularly with the Director of Internal Audit and management to review the internal audit function including its independence, charter, budget, staffing, audit plans, findings, and management's response and follow-up.

     At least annually, the Committee shall meet with the Director of Operations Quality Assurance and management to review food safety procedures and processes.

     Periodically, the Committee shall review Luby's Policy Guide on Standards of Conduct and management's procedures for monitoring compliance and recommend significant changes to the Board.

     The Committee shall report its activities to the full Board on a regular basis so that the Board is kept currently informed. In addition, the Committee shall ensure that minutes are taken at all meetings and distributed to all members of the Board.

                        PLEASE DATE, SIGN, AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE.

                         ANNUAL MEETING OF SHAREHOLDERS
                                  LUBY'S, INC.

                                JANUARY 12, 2001






     - Please Detach and Mail in the Envelope Provided if Voting By Mail -
--------------------------------------------------------------------------------

  A [ ] PLEASE MARK YOUR   - -                                        |
        VOTES AS IN THIS  |                                           |
        EXAMPLE.                                                       - - -


  1. ELECTION OF DIRECTORS                    NOMINEES: Ronald K. Calgaard
                                                        Roger R. Hemminghaus
     FOR [ ]            WITHHELD [ ]                    Jimmy W. Wollver

  FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):


  ------------------------------------------------------------------------------

                                       2. Proposal to approve the appointment of
                                          Ernst & Young LLP as the independent
                                          public accountants of the corporation.

                                          FOR [ ]    AGAINST [ ]    ABSTAIN [ ]

                                       3. Shareholder proposal to limit CEO
                                          compensation.

                                          FOR [ ]    AGAINST [ ]    ABSTAIN [ ]

                                       4. Shareholder proposal regarding board
                                          meeting agendas.

                                          FOR [ ]    AGAINST [ ]    ABSTAIN [ ]

                                       5. Shareholder proposal to declassify
                                          board of directors.

                                          FOR [ ]    AGAINST [ ]    ABSTAIN [ ]

                                       6. Shareholder proposal to remove
                                          antitakeover provisions.

                                          FOR [ ]    AGAINST [ ]    ABSTAIN [ ]

                                       7. In their discretion, the Proxies are
                                          authorized to vote upon such other
                                          business as may properly come before
                                          the meeting.

                                       PLEASE MARK, SIGN, DATE, AND RETURN THE
                                       PROXY CARD PROMPTLY, USING THE ENCLOSED
                                       ENVELOPE.

  SIGNATURE                                          DATE
           ----------------------------------------      ---------------------

  SIGNATURE                                          DATE
           ----------------------------------------      ---------------------
                       IF HELD JOINTLY

  NOTE: Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporate, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                     PROXY

                                  LUBY'S, INC.

                  c/o AMERICAN STOCK TRANSFER & TRUST COMPANY
                    59 MAIDEN LANE, NEW YORK, NEW YORK 10038

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Walter J. Salmon, Robert T. Herres, and David B. Daviss, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this card, all the shares of Common Stock of Luby's, Inc. held on record by the undersigned on November 27, 2000, at the Annual Meeting of Shareholders to be held on January 12, 2001, or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, AND AGAINST PROPOSALS 3, 4, 5, AND 6.

                               (SEE REVERSE SIDE)

--------------------------------------------------------------------------------

                       ANNUAL MEETING OF SHAREHOLDERS OF

                                  LUBY'S, INC.

                                JANUARY 12, 2001

                         -----------------------------
                           PROXY VOTING INSTRUCTIONS
                         -----------------------------

TO VOTE BY MAIL
---------------

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
--------------------------------------------

PLEASE CALL TOLL-FREE 1-800-PROXIES AND FOLLOW THE INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AND THE PROXY CARD AVAILABLE WHEN YOU CALL.

TO VOTE BY INTERNET
-------------------

PLEASE ACCESS THE WEB PAGE AT "WWW.VOTEPROXY.COM" AND FOLLOW THE ON-SCREEN INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AVAILABLE WHEN YOU ACCESS THE WEB PAGE.

                                   ------------------------------
         YOUR CONTROL NUMBER IS    |                            |
                                   ------------------------------



      Please Detach and Mail in the Envelope provided If Voting By Mail


A [X] PLEASE MARK YOUR  [                                              |
      VOTES AS IN THIS                                                 |___
      EXAMPLE


               FOR   WITHHELD
1. ELECTION    [ ]     [ ]        NOMINEES:  Ronald K. Calgaard
   OF                                        Roger R. Hemminghaus
   DIRECTORS                                 Jimmy W. Wollver

FOR, EXCEPT VOTE WITHHELD
FROM THE FOLLOWING NOMINEE(S):

______________________________

                                                    FOR     AGAINST    ABSTAIN
2. Proposal to approve the appointment of Ernst     [ ]       [ ]        [ ]
   & Young LLP as the independent public
   accountants.

3. Shareholder proposal to limit CEO                [ ]       [ ]        [ ]
   compensation.

4. Shareholder proposal regarding board meeting     [ ]       [ ]        [ ]
   agendas.

5. Shareholder proposal to declassify board of      [ ]       [ ]        [ ]
   directors.

6. Shareholder proposal to remove antitakeover      [ ]       [ ]        [ ]
   provisions.

7. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

SIGNATURE__________________DATE_______SIGNATURE__________________DATE___________
                                                 IF HELD JOINTLY

NOTE: Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation,please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.